As filed with the U.S. Securities and Exchange Commission on August 15, 2016

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZONED PROPERTIES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	46-5198242
(State or other jurisdiction of incorporation or organization)	(IRS Employee Identification No.)

14300 N. Northsight Blvd., #208

Scottsdale, AZ 85260

(Address, including zip code, of registrant’s principal executive offices)

Zoned Properties, Inc. 2016 Equity Incentive Plan

(Full title of the plan)

Bryan McLaren, President

Zoned Properties, Inc.

14300 N. Northsight Blvd., #208

Scottsdale, AZ 85260

(Name and address of agent for service)

(877) 360-8839

(Telephone number, including area code, of agent for service)

With a copy to:

Laura Anthony, Esq.

Legal & Compliance LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $0.001 per share	10,000,000	$1.80	$18,000,000	$1,812.60

(1)	Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon the average of the bid and ask price of the registrant’s common stock on August 11, 2016, as reported on the OTCQX as maintained by the OTC Markets Group Inc.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares of common stock that may be offered or issued under the Zoned Properties, Inc. 2016 Equity Incentive Plan as a result of stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Zoned Properties, Inc. 2016 Equity Incentive Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act. The documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof will be available to participants in the Zoned Properties, Inc. 2016 Equity Incentive Plan, without charge, upon written or oral request. Any such request should be directed to Zoned Properties, Inc., 14300 N. Northsight Blvd., #208, Scottsdale, AZ 85260, Attention: President, telephone: (877) 360-8839.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are hereby incorporated by reference into this registration statement:

(a) The registrant's annual report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on March 9, 2016;

(b) The registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2016, as filed with the Commission on May 12, 2016;

(c) The registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2016, as filed with the Commission on August 15, 2016;

(d) The registrant’s current reports on Form 8-K as filed with the Commission on March 17, 2016, April 22, 2016, May 12, 2016, May 19, 2016 and June 22, 2016, respectively; and

(e) The description of the registrant’s common stock contained in its registration statement on Form 8-A filed on December 21, 2015, including any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Officers and Directors.

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Nevada law does not permit a corporation to eliminate a director’s duty of care, and this provision of our certificate of incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director’s breach of the duty of care.

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The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. At present, the Company does not maintain any officers’ and directors’ liability insurance coverage.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

At present, there is no pending litigation or other proceeding involving our directors or officers as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description
5.1	Opinion of Legal & Compliance LLC.
10.1	Zoned Properties, Inc. 2016 Equity Incentive Plan
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of the Law Office of Legal & Compliance, LLC (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

   (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

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   (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, except to the extent that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range is reflected in the form of prospectus filed with the Securities and Exchange Commission (the " Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the " Calculation of Registration Fee” table in the effective Registration Statement; and

   (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply to this Registration Statement on Form S-8 to the extent that the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability of the Registrants under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrants undertake that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

   i.        Any preliminary prospectus or prospectus of the undersigned Registrants relating to the offering prepared by or on behalf of the undersigned Registrants or used or referred to by the undersigned Registrants;

   ii.       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrants or used or referred to by the undersigned Registrants;

   iii.       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrants or its securities provided by or on behalf of the undersigned Registrants; and

   iv.       Any other communication that is an offer in the offering made by the undersigned Registrants to the purchaser.

(5)      The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act and each filing of the Plan’s annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.   In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scottsdale, Arizona on August 15, 2016.

ZONED PROPERTIES, INC.

By:	/s/ Bryan McLaren
Bryan McLaren President

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Bryan McLaren, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.  The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on August 15, 2016.

Signature	Title

/s/ Bryan McLaren	President and Director
Bryan McLaren	(principal executive officer)

/s/ Adam Wasserman	Chief Financial Officer
Adam Wasserman	(principal financial and accounting officer)

/s/ Irvin Rosenfeld	Director
Irvin Rosenfeld

/s/ Art Friedman	Director
Art Friedman

/s/ Alex McLaren	Director
Alex McLaren

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